Exhibit 3.1

CERTIFICATE OF DESIGNATIONS
OF
LUCAS ENERGY, INC.
ESTABLISHING THE DESIGNATIONS, PREFERENCES,
LIMITATIONS AND RELATIVE RIGHTS OF ITS
SERIES A CONVERTIBLE PREFERRED STOCK

Pursuant to Section 78.1955 of the Nevada Revised Statutes, Lucas Energy, Inc., a corporation organized and existing under the Nevada Revised Statutes (the "Company"),

DOES HEREBY CERTIFY that pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation, as amended, of the Company, and pursuant to Section 78.1955 of the Nevada Revised Statutes, the Board of Directors, by unanimous written consent of all members of the Board of Directors on October 12, 2011, duly adopted a resolution providing for the issuance of a series of shares of Series A Convertible Preferred Stock, which resolution is and reads as follows:

RESOLVED, that pursuant to the authority expressly granted to and invested in the Board of Directors of Lucas Energy, Inc. by the provisions of the Articles of Incorporation of the Company, as amended, a series of the preferred stock, par value $0.001 per share, of the Company be, and it hereby is, established; and

FURTHER RESOLVED, that the series of preferred stock of the Company be, and it hereby is, given the distinctive designation of "Series A Convertible Preferred Stock"; and

FURTHER RESOLVED, that the Series A Convertible Preferred Stock shall consist of Two Thousand (2,000) shares; and

FURTHER RESOLVED, that the Series A Convertible Preferred Stock shall have the powers and preferences, and the relative, participating, optional and other rights, and the qualifications, limitations, and restrictions thereon set forth below (the “Designation” or “Certificate of Designation”):

Section 1.  DESIGNATION OF SERIES; RANK.  The shares of such series shall be designated as the "Series A Convertible Preferred Stock" (the "Preferred Stock") and the number of shares initially constituting such series shall be Two Thousand (2,000) shares.

Section 2.    DEFINITIONS.

For purposes of this Designation, the following definitions shall apply:

(a) “Business Day” means a day in which a majority of the banks in the State of Texas in the United States of America are open for business.

(b) “Common Stock” means the Company’s $0.001 par value common stock.

(c) “Conversion Rate” shall mean 1,000 shares of Common Stock for each Preferred Stock share converted, subject to Recapitalizations.

(d)  “Holder” shall mean the person or entity in which the Preferred Stock is registered on the books of the Company, which shall initially be the person or entity which such Preferred Stock is issued to, and shall thereafter be permitted and legal assigns which the Company is notified of by the Holder and which the Holder has provided a valid legal opinion in connection therewith to the Company.

(e) “Preferred Stock Certificates” means the certificates, as replaced from time to time, evidencing the outstanding Preferred Stock shares.

(f) "Recapitalization" shall mean any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event.

(g) “Restricted Shares” means shares of the Company’s Common Stock which are restricted from being transferred by the Holder thereof unless the transfer is effected in compliance with the Securities Act of 1933, as amended and applicable state securities laws (including investment suitability standards, which shares shall bear the following restrictive legend (or one substantially similar):

"The securities represented by this certificate have not been registered under the Securities Act of 1933 or any state securities act.  The securities have been acquired for investment and may not be sold, transferred, pledged or hypothecated unless (i) they shall have been registered under the Securities Act of 1933 and any applicable state securities act, or (ii) the corporation shall have been furnished with an opinion of counsel, satisfactory to counsel for the corporation, that registration is not required under any such acts."

SECTION 3. DIVIDENDS. No dividends shall be payable on the Preferred Stock.

SECTION 4.  LIQUIDATION PREFERENCE.  The Preferred Stock shall have no liquidation preference.

SECTION 5.  CONVERSION RIGHTS.   The Preferred Stock shall be convertible into Common Stock as follows (the "Conversion Rights"):

(a)            Holder’s Right to Convert.

(i)           Each share of Preferred Stock shall be convertible, at the option of the Holder thereof, with five (5) Business Days written notice to the Company (a “Notice of Conversion“), at the office of the Company or any transfer agent for the Preferred Stock, into that number of fully-paid, non-assessable shares of Common Stock determined by multiplying the number of Preferred Stock shares being converted by the Conversion Rate, as adjusted for any Recapitalizations (the “Shares”).  The Holder may convert any or all of the Preferred Stock shares which he, she or it owns from time to time, pursuant to and in compliance with the restrictions on conversion set forth herein, and Holder shall not be required to fully convert the Preferred Stock which he, she or it holds at any one time (each a “Conversion”), subject in all cases to the Beneficial Ownership Limitation described below.

(ii)           No Conversion of the Preferred Stock shall be affected during any time that, and only to the extent that, the number of Shares to be issued to Holder upon such Conversion, when added to the number of shares of Common Stock, if any, that the Holder otherwise beneficially owns (outside of the Preferred Stock, and not including any other securities of the Company held by Holder having a provision substantially similar to this paragraph) at the time of such Conversion, would exceed 4.99% (the “Maximum Percentage”) of the number of shares of Common Stock of the Company outstanding immediately after giving effect to the issuance of Shares of Common Stock issuable upon Conversion of such Preferred Stock set forth in the Notice of Conversion, as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Beneficial Ownership Limitation”).  The provisions of this paragraph shall not be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 5(a)(ii) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation.

(iii)           Mechanics of Conversion.   In order to effect a Conversion, a Holder shall: (i) fax (or otherwise deliver) a copy of the fully executed Notice of Conversion to the Company (Attention: Corporate Secretary), and (ii) surrender or cause to be surrendered the original Preferred Stock Certificates being converted, duly endorsed, along with a copy of the Notice of Conversion as soon as practicable thereafter to the Company which the Holder desires to convert. Upon receipt by the Company of a facsimile copy of a Notice of Conversion from a Holder, the Company shall promptly send, via facsimile, a confirmation to such Holder stating that the Notice of Conversion has been received, the date upon which the Company expects to deliver the Common Stock issuable upon such conversion and the name and telephone number of a contact person at the Company regarding the conversion and/or any deficiencies that exist in connection with such Notice of Conversion. The Company shall not be obligated to issue shares of Common Stock upon a conversion unless the original Preferred Stock Certificates Converted are delivered to the Company as provided above.  In the event the Holder has lost or misplaced the certificates evidencing the Preferred Stock, the Holder shall be required to provide the Company or the Company’s Transfer Agent (as applicable) with whatever documentation and fees each may require to re-issue the

Preferred Stock Certificates and shall be required to provide such re-issued Preferred Stock Certificates to the Company in connection with such Notice of Conversion.  Unless the Notice of Conversion provided by the Holder includes a valid opinion from an attorney stating that such Shares of Common Stock issuable in connection with the Notice of Conversion can be issued free of restrictive legend, which shall be determined by the Company in its sole discretion, such shares shall be issued as Restricted Shares.

(iv)           Surrender of Certificates Upon Conversion.  Notwithstanding the foregoing, upon a valid Conversion (as provided above), the Company will promptly issue and deliver the Holder a new Preferred Stock Certificate, registered in the name of Holder, representing in the aggregate the remaining unconverted Preferred Stock held by the Holder remaining from the Preferred Stock Certificate converted, if any.

(v)           Delivery of Common Stock Upon Conversion.   Upon the surrender of Preferred Stock Certificates accompanied by a Notice of Conversion, the Company (itself, or through its transfer agent) shall, no later than the fifth (5th) Business Day following the date of such surrender (the "Delivery Period"), issue and deliver (i.e., deposit with a nationally recognized overnight courier service postage prepaid) to the Holder or its nominee (x) that number of shares of Common Stock issuable upon conversion of such shares of Preferred Stock being converted and (y) a certificate representing the number of shares of Preferred Stock not being converted, if any.

(vi)           Failure to Provide Preferred Stock Certificates.  In the event the Holder provides the Company with a Notice of Conversion, but fails to provide the Company with the Preferred Stock Certificates subject to the Conversion within ten (10) Business Days of the date the Notice of Conversion is received by the Company, the Notice of Conversion shall be considered void and the Company shall not be required to comply with such Notice of Conversion.

(b)           Taxes.     The Company shall not be required to pay any tax which may be payable in respect to any transfer involved in the issue and delivery of shares of Common Stock upon conversion in a name other than that in which the shares of the Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Company the amount of any such tax, or has established, to the satisfaction of the Company, that such tax has been paid.  The Company shall withhold from any payment due whatsoever in connection with the Preferred Stock any and all required withholdings and/or taxes the Company, in its sole discretion deems reasonable or necessary, absent a opinion from Holder’s accountant or legal counsel, acceptable to the Company in its sole determination, that such withholdings and/or taxes are not required to be withheld by the Company.

(c)   Adjustments for Subdivisions or Combinations of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Common Stock, without a corresponding subdivision of the Preferred Stock, the Conversion Rate of the Preferred Stock in

effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately adjusted.    In the event the outstanding shares of Common Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Common Stock, without a corresponding combination of the Preferred Stock, the Conversion Rate in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately adjusted.

(d)  Adjustments for Subdivisions or Combinations of Preferred Stock.   In the event the outstanding shares of Preferred Stock or a series of Preferred Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Preferred Stock, the Conversion Rate of the affected series of Preferred Stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately adjusted as necessary. In the event the outstanding shares of Preferred Stock or a series of Preferred Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Preferred Stock, the Conversion Rate of the affected series of Preferred Stock in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately adjusted as necessary.  Provided however that the result of any concurrent adjustment in the Common Stock (as provided under Section 5(c)) and Preferred Stock (as provided under Section 5(d)) shall only be to affect the Conversion Rate once.

(e)  Adjustments for Reclassification, Exchange and Substitution. If the Common Stock issuable upon conversion of the Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), then, in any such event, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive each Holder of such Preferred Stock shall have the right thereafter to convert such shares of Preferred Stock into a number of shares of such other class or classes of stock which a Holder of the number of shares of Common Stock deliverable upon conversion of such series of Preferred Stock immediately before that change would have been entitled to receive in such reorganization or reclassification, all subject to further adjustment as provided herein with respect to such other shares.

(f) No Impairment. The Company will not through any reorganization, transfer of assets, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Preferred Stock against impairment. Notwithstanding the foregoing, nothing in this Section 5(g) shall prohibit the Company from amending its Certificate of Incorporation with the requisite consent of its shareholders and the Board of Directors.

(g) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Rate pursuant to this Section 5, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each Holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any Holder of Preferred Stock, furnish or cause to be furnished to such Holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Rate at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Preferred Stock.

(h) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the Conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the Conversion of all then outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the Conversion of all then outstanding shares of the Preferred Stock, the Company will within a reasonable time period make a good faith effort to take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(i) Effect of Conversion.  On the date of any Conversion, all rights of any Holder with respect to the shares of the Preferred Stock so converted, including the rights, if any, to receive distributions of the Company’s assets or notices from the Company, will terminate, except only for the rights of any such Holder to receive certificates (if applicable) for the number of Shares of Common Stock into which such shares of the Preferred Stock have been Converted.

(j) Notices of Record Date. In the event that the Company shall propose at any time:

(i)           to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

(ii)           to voluntarily liquidate or dissolve or to enter into any transaction deemed to be a liquidation, dissolution or winding up of the Company;

then, in connection with each such event, this Company shall send to the holders of the Preferred Stock at least ten (10) Business Days prior written notice of a record date for determining rights to vote in respect of the matters referred to above.

Such written notice shall be given by first class mail (or express courier), postage prepaid, addressed to the holders of Preferred Stock at the address for each such

Holder as shown on the books of the Company and shall be deemed given on the date such notice is mailed. The notice provisions set forth in this section may be shortened or waived prospectively or retrospectively by the vote or written consent of the holders of a majority of the Preferred Stock, voting together as a single class.

SECTION 6.    VOTING.  The Preferred Stock shall have no voting rights and shall have no right to vote on any shareholder matters (other than as expressly stated below under Section 7).

SECTION 7.  PROTECTIVE PROVISIONS.

Subject to the rights of series of Preferred Stock which may from time to time come into existence, so long as any shares of Series A Convertible Preferred Stock are outstanding, this Company shall not without first obtaining the approval (by written consent, as provided by law) of the holders of a majority of the then outstanding shares of Preferred Stock, voting together as a class:

(a) Increase or decrease (other than by redemption or conversion) the total number of authorized shares of Series A Convertible Preferred Stock;

(b) Effect an exchange, reclassification, or cancellation of all or a part of the Series A Convertible Preferred Stock, but excluding a stock split, forward split or reverse stock split of the Company’s Common Stock or Preferred Stock;

(c) Effect an exchange, or create a right of exchange, of all or part of the shares of another class of shares into shares of Series A Convertible Preferred Stock; or

(d) Alter or change the rights, preferences or privileges of the shares of Series A Convertible Preferred Stock so as to affect adversely the shares of such series, including the rights set forth in this Designation.

For clarification, issuances of additional authorized shares of Series A Preferred under the terms herein, shall not require the authorization or approval of the existing shareholders of Preferred Stock.

PROVIDED, HOWEVER, that the Company may, by any means authorized by law and without any vote of the Holders of shares of the Preferred Stock, make technical, corrective, administrative or similar changes in this Statement of Designations that do not, individually or in the aggregate, adversely affect the rights or preferences of the Holders of shares of the Preferred Stock.  The Company may also designate and issue additional series of preferred stock from time to time in the sole discretion of the Company’s Board of Directors, which such rights, privileges, preferences and limitations shall be determined by the Company’s Board of Directors in its sole discretion, and which designations and issuances shall not require the approval of the holders of the Preferred Stock.

SECTION 8.   PREEMPTIVE RIGHTS. Holders of Preferred Stock and holders of Common Stock shall not be entitled to any preemptive, subscription or similar rights in respect to any securities of the Company, except as specifically set forth herein or in any other document agreed to by the Company.

SECTION 9. NOTICES. In addition to any other means of notice provided by law or in the Company's Bylaws, any notice required by the provisions of this Designation to be given to the holders of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each Holder of record at such Holder's address appearing on the books of the Company.

SECTION 10. MISCELLANEOUS.

(a)           The headings of the various sections and subsections of this Certificate of Designation are for convenience of reference only and shall not affect the interpretation of any of the provisions of this Certificate of Designation.

(b)           Whenever possible, each provision of this Certificate of Designation shall be interpreted in a manner as to be effective and valid under applicable law and public policy.  If any provision set forth herein is held to be invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions of this Certificate of Designation. No provision herein set forth shall be deemed dependent upon any other provision unless so expressed herein. If a court of competent jurisdiction should determine that a provision of this Certificate of Designation would be valid or enforceable if a period of time were extended or shortened, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

(c)           Except as may otherwise be required by law, the shares of the Preferred Stock shall not have any powers, designations, preferences or other special rights, other than those specifically set forth in this Certificate of Designation.

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IN WITNESS WHEREOF, the Company has caused this statement to be duly executed by its Chief Financial Officer this 10th day of November 2011.

LUCAS ENERGY, INC.

/s/ K. Andrew Lai
 K. Andrew Lai,
Chief Financial Officer